EXHIBIT 4.3

INDEVUS PHARMACEUTICALS, INC.

AMENDMENT NO. 5 TO 1995 EMPLOYEE STOCK PURCHASE PLAN, AS AMENDED

This Amendment No. 5 to the Indevus Pharmaceuticals, Inc. 1995 Employee Stock Purchase Plan, as amended (the “1995 Plan”) is effective as of April 17, 2007.

Pursuant to the authorization granted by the stockholders and the Board of Directors of Indevus Pharmaceuticals, Inc., the 1995 Plan is hereby amended as follows:

1.	Section 4 of the 1995 Plan is hereby amended by deleting the words “Eight Hundred Thousand (800,000)” and replacing such words with “One Million Fifty Thousand (1,050,000)”;

2.	The last paragraph of the plan is deleted in its entirety and placed with the following:

“The foregoing Indevus Pharmaceuticals, Inc. 1995 Employee Stock Purchase Plan was duly adopted by the Board of Directors of the Company on the 3rd day of February, 1995, and amended on February 21,1996, March 8, 2000, June 6, 2001, March 11, 2003, March 9, 2005 and April 17, 2007.”; and

3.	Except as expressly amended hereby, the 1995 Plan shall remain in full force and effect.

IN WITNESS WHEREOF, the Company has duly executed this Amendment No. 5 to be effective as the date first above written.

INDEVUS PHARMACEUTICALS, INC.

By:	/s/ Glenn L. Cooper
	Name:	Glenn L. Cooper
	Title:	Chief Executive Officer and Chairman of the Board